Exhibit 10.2
NRG Energy, Inc. Director Compensation Table
Effective June 1, 2006

			Total Annual
Committee	Annual Fee	Retainer	Pay
Board Chair	$285,000		$285,000
Board Member	$140,000		$140,000
Audit Committee Chair	$140,000	$35,000	$175,000
Audit Committee Member	$140,000	$10,000	$150,000
Compensation Committee Chair	$140,000	$20,000	$160,000
Governance and Nominating Committee Chair	$140,000	$20,000	$160,000
Commercial Operations Oversight Committee Chair	$140,000	$20,000	$160,000
Nuclear Oversight Committee Chair	$140,000	$20,000	$160,000

Payment will be delivered in:	50% cash (with the option to convert to equity)
	50% deferred stock units

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